Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of iLearningEngines, Inc. on Amendment No. 1 to Form S-1, File No. 333-279908, of our report date April 22, 2024 with respect to our audits of the consolidated financial statements of iLearningEngines, Inc. as of December 31, 2023 and 2022 and for the years ended December 31, 2023, 2022, and 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

Philadelphia, PA

June 30, 2024